Exhibit 99.1

SECURITY CAPITAL ASSURANCE LTD

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM 11
Bermuda
Tel: +1 441-294-7448

SECURITY CAPITAL ASSURANCE REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS

•	Fourth quarter new business production, or adjusted gross premiums, of $197.2 million, up 80% from fourth quarter 2005; full-year new business production of $556.1 million, up 41% from 2005

•	Fourth quarter core net premiums earned of $42.5 million, up 23% from fourth quarter 2005; full-year core net premiums earned of $155.7 million, up 14% from 2005

•	Fourth quarter operating income of $37.1 million, up 21% from fourth quarter 2005; full-year operating income of $141.9 million, up 57% from 2005

•	Operating Return on Equity of 12.5% for 2006, up from 10.7% in 2005

Hamilton, Bermuda, February 5, 2007 - Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced earnings for the three-month and full-year periods ended December 31, 2006. Net income in the fourth quarter of 2006 was $35.8 million, or $0.56 per share, versus $27.0 million, or $0.59 per share, in the fourth quarter of 2005. The decrease in net income per share during the quarter was largely due to additional shares issued during the Company’s initial public offering (“IPO”) in August 2006. Net income for 2006 was $117.4 million, or $2.18 per share, as compared to $80.4 million, or $1.74 per share, for 2005.

Operating income, as defined below, for the fourth quarter of 2006 was $37.1 million, or $0.58 per share, compared to 2005 fourth quarter operating income of $30.6 million, or $0.66 per share, with the decline in operating income per share mainly due to the IPO. For the full year of 2006, operating income was $141.9 million, or $2.64 per share, compared to $90.3 million, or $1.96 per share, in the prior year. Operating income, a non-GAAP financial measure, is defined as net income excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivatives.

The weighted average diluted number of shares was 64,237,292 for the fourth quarter and 53,718,326 for the year ended December 31, 2006, versus a weighted average number of diluted shares of 46,127,245 for both the fourth quarter and the year ended December 31, 2005.

"The fourth quarter capped a milestone year for our company in terms of returns to shareholders and new business production. We closed several large transactions that drove new business production to record levels for our company,” said Paul S. Giordano, SCA’s president and chief executive officer. “During 2006, we grew across all our primary insurance business lines and continued to build on our reputation for client service, responsiveness and innovation. As we move forward in 2007, we are committed to maximizing our strong momentum from 2006 and pursuing those opportunities that meet our credit and return standards in the competitive market environment in which we operate.”

Set forth below is a discussion of SCA’s operating results for the three- and twelve-month periods ended December 31, 2006, compared to the same periods in 2005. Factors associated with the Company’s IPO in August 2006 may make period-to-period comparisons with 2005 less meaningful.

Adjusted Gross Premiums. SCA’s adjusted gross premiums (“AGP”), as defined below, in the fourth quarter of 2006 rose 80% to $197.2 million from $109.7 million in the fourth quarter of 2005. During the fourth quarter of 2006, U.S. public finance AGP declined 15% to $14.4 million, compared to $16.9 million in the prior year period. The decline was largely due to increased price competition and a shift in business mix. U.S. structured finance AGP grew by 210% to $107.6 million in the fourth quarter of 2006 from $34.7 million in the same quarter of 2005. This increase was primarily due to several large transactions that closed in the fourth quarter of 2006 in the infrastructure, collateralized debt obligation (“CDO”) and specialized risk sectors. International AGP increased 29% to $75.2 million in the fourth quarter of 2006 versus $58.1 million in the fourth quarter a year ago. This increase was mostly due to the closing of several large infrastructure and utility transactions in key markets abroad. AGP for the twelve months ended December 31, 2006 was $556.1 million compared to $395.8 million in 2005, representing an increase of 41% due to growth in the Company’s primary insurance segment.

AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted at 7%. Because AGP includes premiums due on future installment business written in the period, it allows management to measure business production for the period and compare such production to the production of prior periods on the same basis. Set forth below is a summary of AGP for the three- and twelve-month periods ended December 31, 2005 and 2006:

Adjusted Gross Premiums
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Chg	2006	2005	% Chg

($ in millions)
U.S. Public Finance	$14.4	$16.9	-15%	$142.2	$93.2	53%
U.S. Structured Finance	107.6	34.7	210%	208.1	129.9	60%
International	75.2	58.1	29%	205.8	172.7	19%
Total AGP	$197.2	$109.7	80%	$556.1	$395.8	41%

Total Premiums Written and Net Premiums Written. Total premiums written, which are comprised of gross premiums written and reinsurance premiums assumed, were $133.6 million in the fourth quarter of 2006 versus $68.6 million in the fourth quarter of 2005. During 2006, total premiums written were $409.0 million, 43% higher than the premiums written during the year in 2005, which totaled $285.4 million. Total premiums written rose in the 2006 fourth quarter due to an increase in “upfront” premium business derived from transactions written by SCA’s U.S. public finance and global infrastructure teams during the fourth quarter. Upfront premium transactions represented nearly 80% of total premiums written in the fourth quarter of 2006, versus approximately 50% in the fourth quarter of 2005.

Net premiums written, which comprise total premiums written less ceded premiums written, increased 108% to $119.4 million in the fourth quarter of 2006 compared to $57.4 million in the fourth quarter of 2005. Net premiums written increased 62% to $395.9 million in the twelve months ended December 31, 2006, compared to $244.9 million of net premiums written in the same period a year ago. The increase in net premiums written was largely due to new business written by the global infrastructure product group, which primarily consists of upfront premium business.

Net Premiums Earned. Net premiums earned decreased 2% in the fourth quarter of 2006 to $44.3 million compared to $45.0 million in the fourth quarter of 2005. Net premiums earned include accelerated premiums from refundings (“refunding premiums”). Refunding premiums were $1.8 million in the fourth quarter of 2006, compared to $10.4 million in the fourth quarter of 2005. Core net premiums earned, which excludes refunding premiums, increased 23% to $42.5 million in the fourth quarter from $34.6 million in the same quarter last year.

For the year ended December 31, 2006, net premiums earned increased 21% to $183.1 million compared to $151.8 million in 2005. Refunding premiums were $27.4 million in 2006 compared to $14.7 million in 2005. Core net premiums earned, which excludes refunding premiums, increased 14% to $155.7 million in 2006 from $137.1 million in the prior full-year period. Set forth below is a summary of net premiums earned for the three- and twelve-month periods ended December 31, 2005 and 2006:

Net Premiums Earned
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% Chg	2006	2005	% Chg

($ in millions)
U.S. Public Finance	$6.9	$13.3	-48%	$46.4	$34.5	34%
U.S. Structured Finance	17.8	15.7	13%	70.2	69.4	1%
International	19.6	16.0	23%	66.5	47.9	39%
Total Net Premiums Earned	$44.3	$45.0	-2%	$183.1	$151.8	21%

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $3.6 million in the fourth quarter of 2006 compared to $6.0 million in the same quarter of 2005. There were no significant additions to net case reserves in the fourth quarter of 2006. During the twelve months ended December 31, 2006, net losses and loss adjustment expenses were $15.0 million as compared to $26.0 million in the comparable 2005 period. The prior full-year period included an increase in case reserves related to two insured transactions totaling $12.1 million.

Operating Expenses. Total operating expenses in the fourth quarter of 2006 were $23.6 million, a 34% increase over the $17.6 million in operating expenses for the same period in 2005.  Corporate expenses, which are included in operating expenses and are associated with SCA being a public holding company, were $3.9 million in the fourth quarter of 2006. There were no corporate expenses in 2005 because SCA was not yet formed. Total operating expenses for the twelve months ended December 31, 2006 were $79.0 million and represented an $11.4 million increase, or 17%, over 2005.

Acquisition Costs. Amortized acquisition costs were $3.2 million for the fourth quarter of 2006, a $0.3 million increase over the comparable period in 2005. For the year, amortized acquisition costs were $16.2 million, an increase of $4.0 million, or 33%, as compared to 2005.

Net Investment Income. Net investment income for the fourth quarter of 2006 was $24.7 million, representing an increase of 73% from $14.3 million in the comparable period of 2005. For the year, net investment income was $77.7 million, an increase of $26.5 million, or 52%, as compared to 2005. These increases were mostly attributable to higher invested asset balances coming from the IPO and cash flow from operations generated during the year.

Income Tax Expense. Income tax expense increased in the fourth quarter of 2006 to $0.6 million versus $0.4 million in the fourth quarter of 2005. For the full year, SCA’s income tax expense increased to $3.1 million versus a tax benefit of $1.3 million in the prior full year.

Cash Flow from Operations. For the twelve months ended December 31, 2006, net cash flow from operations was $392.9 million compared to $226.7 million in the comparable period in 2005.

Balance Sheet. As of December 31, 2006, total assets were $2.497 billion, up 48% from $1.684 billion in total assets as of December 31, 2005. Book value, as measured by shareholders’ equity, increased to $1.367 billion as of December 31, 2006, from $867.8 million at the end of 2005. Book value per share was $21.31 as of December 31, 2006, versus $18.81 at December 31, 2005.

SCA’s adjusted book value, as defined below, was $2.355 billion, or $36.72 per share, as of December 31, 2006, versus $1.648 billion, or $35.73 per share, as of December 31, 2005. Adjusted book value is a non-GAAP financial measure defined as shareholders' equity (book value), plus the after-tax value of deferred premiums, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax net present value of estimated future installment premiums in force discounted at 7%.

Book value and adjusted book value per share as of December 31, 2006, were based on the Company’s issued and outstanding shares of 64,136,364. This compares to 46,127,245 shares outstanding immediately prior to the IPO.

Conference Call Information

Paul S. Giordano, SCA president and chief executive officer, and David P. Shea, SCA executive vice president and chief financial officer, will host an earnings conference call to discuss the Company’s 2006 fourth quarter and twelve-month results on Tuesday, February 6, 2007 at 8:30am Eastern Time.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to SCA’s Fourth Quarter 2006 Earnings Call and provide the following passcode: 8315027. SCA will also broadcast a live audio webcast of the conference call. The broadcast and accompanying slide presentation will be available by visiting the “Investor Relations” section of the Company’s website at http://www.scafg.com. Following the earnings conference call, an archive of the call will be available by dialing +1 877-519-4471 (U.S.) or +1 973-341-3080 (International) for 30 days following the earnings announcement. The passcode for replay participants is: 8315027. The webcast will also be archived at http://www.scafg.com for 30 days following the earnings conference call.

An unaudited financial supplement relating to the Company's fourth quarter and full-year 2006 results is available on SCA’s website located at www.scafg.com.

About Security Capital Assurance
Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. SCA, through its subsidiaries - XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers - issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers. XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 441-294-7448 frank.constantinople@xlgroup.com	Media Courtney Franson +1 441-294-7448 courtney.franson@xlgroup.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

We believe that these factors include, but are not limited to, the following:

–	changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries;
–	ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;
–	the performance of our invested assets or losses on credit derivatives;
–	availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);
–	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
–	increased competition on the basis of pricing, capacity, terms or other factors;
–
greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

–	developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;
–	changes in, or termination of, our ongoing reinsurance agreements with XL Capital or FSA;
–	changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;
–	changes in the rating agencies’ views on third-party inward reinsurance;
–	changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires;
–	changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;
–	changes that may occur in our operations as we begin operations as a public company;
–	changes in accounting policies or practices or the application thereof;
–	changes in the officers of our company or our subsidiaries;
–	legislative or regulatory developments;
–	changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and
–	the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

The information herein provides a general summary of SCA and its business and does not purport to be a complete description of the Company or its financial condition. Certain simplifications and approximations were made to such information to facilitate the calculations herein. Accordingly, neither SCA nor any of its respective affiliates makes any representations or warranties, express or implied, as to the accuracy or completeness of the information contained herein (or the validity, completeness or accuracy of assumptions underlying any estimates contained herein), nor assumes any duty to update or revise any of the statements contained herein, whether as a result of new information, future developments or otherwise.

Security Capital Assurance Ltd
Unaudited Interim Condensed Consolidated Statement of Operations and Other Data

(U.S. dollars in thousands, except share amounts)	(unaudited) Three Months Ended		(unaudited) Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Revenues
Gross premiums written	$118,516	$53,457	$353,728	$233,269
Reinsurance premiums assumed	15,087	15,097	55,271	52,170
Total premiums written	133,603	68,554	408,999	285,439
Ceded premiums	(14,223)	(11,191)	(13,067)	(40,527)
Net premiums written	119,380	57,363	395,932	244,912
Change in net deferred premium revenue	(75,074)	(12,355)	(212,817)	(93,073)
Net premiums earned (net of ceded premiums earned of $3,157, $6,740, $22,957 and $28,107)	44,306	45,008	183,115	151,839
Net investment income	24,698	14,331	77,724	51,160
Net realized gains (losses) on investments	376	(1,082)	(16,180)	(3,221)
Net realized and unrealized losses on
credit derivatives	(1,620)	(2,467)	(8,385)	(6,681)
Fee income and other	75	-	2,365	750
Total revenues	67,835	55,790	238,639	193,847
Expenses
Net losses and loss adjustment expenses	3,635	5,977	14,958	26,021
Acquisition costs, net	3,192	2,911	16,240	12,231
Operating expenses	23,551	17,606	78,999	67,621
Total expenses	30,378	26,494	110,197	105,873

Income before tax and minority interest	37,457	29,296	128,442	87,974
Income tax expense (benefit)	574	378	3,133	(1,277)
Income before minority interest	$36,883	$28,918	$125,309	$89,251
Minority interest - dividends on redeemable preferred shares	1,077	1,903	7,954	8,805
Net income	$35,806	$27,015	$117,355	$80,446

Net income per share:
Basic	$0.56	$0.59	$2.19	$1.74
Diluted	$0.56	$0.59	$2.18	$1.74

Weighted-average shares outstanding: (Shares in thousands)
Basic	64,136	46,127	53,676	46,127
Diluted	64,237	46,127	53,718	46,127

Security Capital Assurance Ltd
Consolidated Balance Sheets

(U.S. Dollars in thousands, except share amounts)	(unaudited)
	As of	As of
	December 31, 2006	December 31, 2005

Assets
Investments
Debt securities available for sale, at fair value (amortized cost: 2006 - $1,755,184; 2005 - $1,336,075)	$1,736,462	$1,316,029
Short-term investments, at fair value
(amortized cost: 2006 - $222,930; 2005 - $31,015)	221,901	30,811
Other invested assets	-	17,621
Total investments	1,958,363	1,364,461
Cash and cash equivalents	202,548	54,593
Accrued investment income	16,515	11,847
Deferred acquisition costs	93,809	59,592
Prepaid reinsurance premiums	59,983	69,873
Premiums receivable	12,936	7,770
Reinsurance balances recoverable on unpaid losses	88,616	69,217
Intangible assets - acquired licenses	11,529	11,529
Deferred income tax asset	18,182	18,845
Other assets	34,333	16,588
Total assets	$2,496,814	$1,684,315
Liabilities and Shareholders' Equity
Liabilities
Unpaid losses and loss adjustment expenses	$178,517	$147,368
Deferred premium revenue	795,906	592,585
Reinsurance premiums payable	13,952	310
Payable for investments purchased	5,435	—
Accounts payable, accrued expenses and other liabilities	77,145	23,252
Dividend payable	—	1,445
Current income tax payable	5,323	1,023
Total liabilities	1,076,278	765,983

Minority interest - redeemable preferred shares of subsidiary	54,016	50,518
Shareholders' Equity
Common stock - (Par value $0.01 per share; 500,000,000
shares authorized; shares issued and outstanding: 2006 - 64,136,364; 2005 - 46,127,245)	641	461
Additional paid-in capital	987,803	605,951
Retained earnings	397,781	281,709
Accumulated other comprehensive income	(19,705)	(20,307)
Total shareholders' equity	1,366,520	867,814
Total liabilities and shareholders' equity	$2,496,814	$1,684,315

Comment on Regulation G

This press release contains the presentation of AGP, core net premiums earned, operating income, core income and ABV. These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of AGP and ANP to total premiums written, and core income and operating income to net income and ABV to total shareholders' equity (the most directly comparable GAAP financial measures) presented on the following page are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written. Because adjusted gross premiums includes premiums due on future on installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis. This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position. In the past, as wholly owned subsidiaries of XL Capital, aggregate compensation at XLCA and XLFA has historically been determined within the context of XL Capital’s compensation plans taking into consideration certain unique aspects of the XLCA’s and XLFA’s business, including their start-up nature, and has been based upon several key performance factors, including adjusted gross premiums production. Allocation of such compensation by XLCA and XLFA to their individual employees is based upon similar key performance criteria and financial results. Going forward, our employee compensation plans will consider various performance factors (company and individual) when determining the amount of overall compensation and individual awards.

In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance. In this regard, we believe that providing only a GAAP presentation of gross premiums written makes it more difficult for users of our financial information to evaluate our underlying business. Also, we believe that analysts, investors and rating agencies who follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non - GAAP financial information on a regular basis.

Core Net Premiums Earned

Core net premiums earned, which is a non-GAAP financial measure, is defined as net premiums earned excluding the impact of refundings. We believe core net premiums earned is a useful measure for management, equity analysts and investors because the presentation of core net premiums earned enhances the understanding of our results of operations by highlighting the underlying profitability of our business.

Operating Income and Core Income

We believe operating income and core income are useful measures for management, equity analysts and investors because the presentation of operating income and core income enhances the understanding of our results of operations by highlighting the underlying profitability of our business. We exclude net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of our operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because we generally hold our financial guarantee contracts written in derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of our financial guarantee operations. In addition, the impact of refundings of upfront policies is excluded from core income. These measures should not be viewed as a substitute for net income determined in accordance with GAAP.

Adjusted Book Value

We believe adjusted book value (ABV) is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of our in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

In summary, we evaluate the performance of and manage our business to produce an underwriting profit. In addition to presenting total premiums written, we believe that showing both GAAP and these non-GAAP items enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. In this regard, we believe that providing only a GAAP presentation of total written premium makes it more difficult for users of our financial information to evaluate our underlying business. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis.

Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(in millions)

	Quarter ended		Year ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Total upfront premiums written	$104.1	$34.8	$278.3	$147.9
Total installment premiums written	29.5	33.8	130.7	137.5
Total premiums written	133.6	68.6	409.0	285.4
Add: present value of future installments	63.6	41.1	147.1	110.4
Adjusted gross premiums	$197.2	109.7	$556.1	$395.8

Reconciliation of Net Premiums Earned to Core Net Premiums Earned
(in millions)

	Quarter ended		Year ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Net premiums earned	$44.3	$45.0	$183.1	$151.8
Refunding premiums	(1.8)	(10.4)	(27.4)	(14.7)
Core net premiums earned	$42.5	$34.6	$155.7	$137.1

Reconciliation of Net Income to Operating Income and Core Income
(in millions)

	Quarter ended		Year ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Net income	$35.8	$27.0	$117.4	$80.4
Net realized (gains) losses on investments	(0.4)	1.1	16.2	3.2
Net realized and unrealized losses on credit derivatives	1.6	2.5	8.4	6.7
Operating income	$37.1	$30.6	$141.9	$90.3
Income from refunding premiums	(1.7)	(9.5)	(24.5)	(13.3)
Core Income	$(35.4)	$21.1	$117.4	$77.0

Reconciliation of Shareholders' Equity to Adjusted Book Value
(in millions)

			As of	As of
			12/31/06	12/31/05

Shareholders' equity			$1,366.5	$867.8
Add: Deferred premium revenue			756.1	563.0
Add: Present value of future installment premiums			378.8	340.3
Less: Deferred acquisition costs			(89.1)	(56.6)
Less: Prepaid reinsurance premiums			(57.0)	(66.4)
Subtotal of adjustments			988.8	780.2
Adjusted book value, net of tax			$2,355.3	$1,648.0

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